Lancit Media Entertainment, Ltd.
    Exhibit 11 - Computation of Earnings Per Share

                                                       Three months ended
                                                          September 30,
                                                        1997        1996
                                                     ----------  ----------

Primary
   Weighted average shares outstanding                6,634,750   6,261,153
   Net effect of dilutive stock options - based
       on the treasury stock method using
       average market price                                 -           -
                                                     ----------  ----------

   Total                                              6,634,750   6,261,153
                                                     ==========  ==========

   Net Loss                                        $ (1,331,181) $ (582,149)
                                                     ==========  ==========

   Per share amount                                $      (0.20) $    (0.09)
                                                     ==========  ==========


Fully Diluted
   Weighted average shares outstanding                6,634,750   6,261,153
   Net effect of dilutive stock options - based
       on the treasury stock method using
       average market price                                 -           -
                                                     ----------  ----------

   Total                                              6,634,750   6,261,153
                                                     ==========  ==========

   Net Loss                                       $  (1,331,181) $ (582,149)
                                                     ==========  ==========

   Per share amount                               $       (0.20) $    (0.09)
                                                     ==========  ==========

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